                                                                    EXHIBIT 99.1

      CONTACT:        Robert Gross
                      President and Chief Executive Officer
                      (585) 647-6400

                      Catherine D'Amico
                      Executive Vice President - Finance
                      Chief Financial Officer
                      (585) 647-6400

                      Investor Relations:
                      Cara O'Brien/Melissa Myron
                      Media Contact:
                      Stephanie Sampiere
                      FD Morgen-Walke
                      (212) 850-5600


FOR IMMEDIATE RELEASE
---------------------

        MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD Q1 SALES AND EARNINGS
                    ~ COMPARABLE STORE SALES INCREASE 5.9% ~
                    ~ FULLY DILUTED EPS INCREASES TO $0.62 ~


         ROCHESTER, N.Y. - JULY 24, 2003 - MONRO MUFFLER BRAKE, INC. (NASDAQ:
MNRO) today announced record sales and earnings for the first quarter ended June 28, 2003.

         Sales increased 8.4% to $73.6 million from $67.9 million. The sales increase was driven in large part by a 5.9% increase in comparable store sales. Additionally, new stores added $1.9 million to the increase, including $1.5 million from the 10 Frasier Tire Stores acquired in February 2003. The comparable store sales increase resulted in part from a 36% increase in the Company's commercial business, a 21% increase in the miscellaneous services category including an 11% increase in scheduled maintenance services, and an 8% increase in comparable store tire sales. Comparable store traffic was up approximately 4%.

         Gross margin was 43.8% of sales compared to 44.0% of sales last year due primarily to increased tire sales which carry a lower gross margin.

                                    - more -


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         Net income was $5.9 million, or $0.62 per share, compared to $4.0 million, or $0.42 per share, in last year's first quarter. Diluted earnings per share for the quarter ended June 29, 2002 was net of an $0.11 charge related to performance-based executive stock options. Excluding this charge, diluted earnings per share were $0.53 in last year's first quarter.

         Robert G. Gross, President and Chief Executive Officer stated, "Our record results were driven by sustained positive momentum across all aspects of our business. The catalyst continues to be our focus on consistently delivering superior customer service, which allows us to build trust and drive store traffic. To fully capitalize on our strong customer loyalty and increasing store traffic, we continue to focus on diversifying our revenue stream. For example, we again experienced significant gains in our scheduled maintenance, tire and commercial businesses during the quarter, while achieving solid performance in our core business. Our strong results are also a testament to our company-owned business model. Not only do company-owned stores allow us to develop and promote our core company value of customer service, but also provide the economic benefits of centralized purchasing of key items such as parts, equipment and information technology."

         Mr. Gross continued, "We plan to continue to drive top and bottom line growth by increasing comparable stores sales and by acquiring businesses that are both accretive in a timely manner and complement our existing geographic footprint. Our two new BJ's Wholesale Club locations are performing significantly ahead of our expectations and we expect to open more locations in the near future."

         "We are confident that the investments and strategic initiatives currently underway will contribute to short and long-term sustainable growth for Monro. In fact, we have seen our strong comparable store sales trend continue into July. As such, we are comfortable tightening our earnings per share guidance for the full year to $1.74 to $1.80, which compares to diluted earnings per share of $1.46 last fiscal year. It should be noted that, beginning in the second quarter, this year's guidance includes increased depreciation expense, equivalent to $0.03 per share, resulting from the consolidation of the remaining properties under our synthetic lease. We anticipate diluted earnings per share for the second quarter will be in the range of $0.59 to $0.61."

         Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Speedy Auto Service by Monro, Kimmel Tires - Auto Service and Tread Quarters

Discount Tires. The Company currently operates 562 stores and has 18 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware and Michigan. Monro's stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company's stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company's Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 29, 2003.

                                 (Tables Follow)

                            MONRO MUFFLER BRAKE, INC.
                              Financial Highlights
                                   (Unaudited)
                (Dollars in thousands, except per share amounts)

                                           Quarter Ended Fiscal June
                                           -------------------------

                                              2003           2002          % Change
                                            --------       --------        --------
Sales                                       $ 73,643       $ 67,908           8.4%

Cost of sales, including
     distribution and occupancy costs         41,408         38,013           8.9
                                            --------       --------

Gross profit                                  32,235         29,895           7.8

Operating, selling, general and
     administrative expenses                  22,051         22,900          (3.7)
                                            --------       --------

Operating income                              10,184          6,995          45.6

Interest expense, net                            593            766         (22.7)

Other expense (income), net                       44           (151)
                                            --------       --------

Income before provision for
     income taxes                              9,547          6,380          49.6

Provision for income taxes                     3,628          2,424          49.7
                                            --------       --------

Net income                                  $  5,919       $  3,956          49.6
                                            ========       ========

Diluted earnings per common share           $   0.62       $   0.42          47.6%
                                            ========       ========
Number of stores open
     (at end of quarter)                         561            548

Weighted average number of
      diluted shares outstanding               9,587          9,389

                            MONRO MUFFLER BRAKE, INC.
                              Financial Highlights
                                   (Unaudited)
                             (Dollars in thousands)


                                                    June 28,       March 29,
                                                      2003           2003
                                                    --------       --------
ASSETS

Current assets

   Cash                                             $    391       $     69

   Inventories                                        53,061         51,256

   Other current assets                               13,124         12,552
                                                    --------       --------

     Total current assets                             66,576         63,877

Property, plant and equipment, net                   159,396        132,148

Other noncurrent assets                               11,000         11,175
                                                    --------       --------

      Total assets                                  $236,972       $207,200
                                                    ========       ========


LIABILITIES AND SHAREHOLDERS' EQUITY

   Current liabilities                              $ 45,428       $ 41,997

   Long-term debt                                     54,663         36,183

   Other long-term liabilities                         5,414          4,628
                                                    --------       --------

     Total liabilities                               105,505         82,808

   Total shareholders' equity                        131,467        124,392
                                                    --------       --------

   Total liabilities and shareholders' equity       $236,972       $207,200
                                                    ========       ========


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